UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2011

ONCOTHYREON INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Fourth Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

(206) 801-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As previously disclosed in its Current Report on Form 8-K filed with the SEC on July 7, 2010, Oncothyreon, Inc. (the “Company”) is party to a common stock purchase agreement (“Purchase Agreement”) with Small Cap Biotech Value, Ltd. (“SCBV”) which provides that, upon the terms and subject to the conditions of the purchase agreement governing the facility, SCBV is committed to purchase shares of the Company’s common stock in transactions exempt from the registration requirements of the Securities Act of 1933. The Company has effected a draw down under the facility, the first trading day of the pricing period for this draw down was October 31, 2011 and the transaction settled on November 10, 2011. In connection with the draw down, the Company sold an aggregate of 805,508 shares of its common stock to SCBV, at a per share purchase price of approximately $6.21 and an aggregate purchase price of approximately $5.0 million. The per share price at which SCBV purchased these shares was established under the purchase agreement governing the facility by reference to the volume weighted average prices of the Company’s common stock on The NASDAQ Global Market during the pricing period, net a discount of 5% per share. The Company received net proceeds from the sale of these shares of approximately $4.9 million after deducting its estimated offering expenses, including a placement agent fee of approximately $50,000, paid to Reedland Capital Partners, an Institutional Division of Financial West Group, member FINRA/SIPC, in connection with this draw down.

The sale and issuance such shares were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

The description of the purchase agreement contained in the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2010 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOTHYREON INC.

By:	/s/ Julia M. Eastland
Julia M. Eastland

Chief Financial Officer, Secretary and Vice President of Corporate Development

Date: November 14, 2011